Exhibit 12.1
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                          DOLLAR FINANCIAL GROUP, INC.
                      STATEMENT RE: COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES

                              Predecessor Company                    Successor Company
                 ----------------------------------------   ----------------------------------

                                              Six Months                                        Pro Forma
                          Year Ended            Ended         Year Ended       Three Months     Three Months
                         December 31,          June 30,        June 30,        September 30,    September 30,
                 ---------------------------  ----------    ---------------   -------------    -------------

                 1991       1992      1993      1994        1995     1996      1995    1996        1996
                 ----       ----      ----      ----        ----     ----      ----    ----        ----
Consolidated
pretax income
from continuing
operations       $(3,041)  $ (788)  $ 1,257   $ 1,085     $1,582   $(3,282)  $  14   $  298      $  181

Interest expense   2,554    1,744     1,597       721      2,480     3,385     759    1,358       3,198

Net amortization
of debt discount
and premium and
issuance expense      --       --        --        --        137       137      --       84         108

Interest portion
of rental expense    450      616       627       319        778       978     235      347         597
                  ------  -------   -------   -------     ------    ------   -----   ------    --------

Earnings          $  (37) $ 1,572   $ 3,481   $ 2,125     $4,977    $1,218  $1,008   $2,087    $  4,084
                  ======  =======   =======   =======     ======    ======  ======   ======    ========


Interest expense $  2554  $ 1,744   $ 1,597   $   721     $2,480    $3,385  $  759   $1,358    $  3,198

Net amortization
of debt discount
and premium and
issuance expense      --       --        --        --        137       137      --       84         108

Interest portion
of rental expense    450      616       627       319        778       978     235      347         597
                 -------  -------   -------   -------     ------   -------   -----   ------    --------

Fixed Charges    $ 3,004  $ 2,360   $ 2,224   $ 1,040    $ 3,395   $ 4,500   $ 994   $1,789    $  3,903
                 =======  =======   =======   =======    =======   =======   =====   ======    ========


Ratio of Earnings
to Fixed Charges      --       --       1.6       2.0     $  1.5   $    --    $1.0    $ 1.2     $   1.1
                 =======  =======     =====     =====     ======   =======    ====    =====     =======

Deficiency of
Earnings to
Fixed Charges
(in thousands)   $(3,041) $  (788)  $    --   $    --     $   --   $(3,282)  $  --    $  --    $     --
                 =======  =======   =======   =======     ======   =======   =====    =====    ========


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